ROPES & GRAY LLP

PRUDENTIAL TOWER

800 BOYLSTON STREET

BOSTON, MA 02199-3600

WWW.ROPESGRAY.COM

Exhibit 5.2

April 14, 2022

Sigilon Therapeutics, Inc.

100 Binney Street, Suite 600

Cambridge, MA 02142

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Sigilon Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of $10,000,000 of shares (the “Shares”) of the common stock, $0.001 par value (the “Common Stock”), of the Company pursuant to the above-referenced registration statement (the “Registration Statement”), filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares may be sold pursuant to the Equity Distribution Agreement, dated the date hereof (the “Agreement”), between the Company and Canaccord Genuity LLC.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that when the Shares are issued out of the Company’s duly authorized Common Stock and issued and delivered in accordance with the Agreement and the resolutions approved by the Company’s board of directors on April 11, 2022 against payment of the consideration set forth therein, they will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP